Exhibit 99.1

Athene Announces CFO Martin P. Klein to Retire from Role

Klein to Remain in Role until Appointment of a Successor and Will Assume Senior Advisor Role Thereafter

WEST DES MOINES, Iowa, Oct. 31, 2024 — Athene Holding Ltd. (“Athene”), today announced that Martin Klein, Executive Vice President and Chief Financial Officer, has informed the company of his intention to retire.

Athene will initiate a search for a new Chief Financial Officer. Klein will remain in his role until his successor is in place to ensure a seamless transition. At that time, he will assume the role of Senior Advisor where he will continue to provide guidance to the firm.

“I want to thank Marty for his many contributions to Athene’s success,” said Jim Belardi, CEO of Athene. “He has brought strong financial leadership, dedication and expertise to the CFO role, and has been an important part of the executive team during his tenure of nearly ten years.”

Klein has served as Athene’s Executive Vice President and Chief Financial Officer since 2015. Prior to joining Athene, Klein spent 30-plus years in leadership roles at insurance and financial services organizations.

“It has been a privilege to serve as Athene’s CFO and work alongside Jim and the rest of the deeply talented leadership team,” said Klein. “I look forward to continuing to support Athene’s success and growth through a seamless transition and in my advisory role longer term.”

About Athene

Athene is a leading retirement services company with $330 billion of total assets as of June 30, 2024, and operations in the United States, Bermuda, Canada, and Japan. Athene is focused on providing financial security to individuals by offering an attractive suite of retirement income and savings products and also serves as a solutions provider to corporations. For more information, please visit www.athene.com.

Contact:

Jeanne Hess

Vice President, External Relations

+1 646 768 7319

jeanne.hess@athene.com

1